Exhibit 99.1

PHHM Reports First Quarter Fiscal 2010 Results

July 14, 2009

Contact:	Kelly Tacke
Executive Vice President and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FIRST QUARTER FISCAL 2010 RESULTS

DALLAS, Texas (July 14, 2009) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the first quarter ended June 26, 2009.

Net sales for the first quarter of fiscal 2010 totaled $82.4 million compared with $130.0 million for the first quarter of fiscal 2009. Palm Harbor reported an operating loss of $5.1 million for the first quarter of fiscal 2010 compared with operating income of $0.8 million in the same period last year. Net loss for the first quarter of fiscal 2010 totaled $10.0 million, or $0.44 per share, compared with a net loss of $0.5 million, or $0.02 per share, a year ago. The results for the first quarter of fiscal 2009 included a pre-tax gain of $3.0 million on the repurchase of convertible senior notes.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “The prevailing economic uncertainties and depressed housing market have continued to challenge our industry and our business in the first quarter of 2010. Palm Harbor’s revenues for the quarter are indicative of the weak demand for factory-built housing products, however, the year over year decline is not as severe as the overall pace of national industry shipments. Total industry shipments, including both HUD-code and modular products, were down almost 50 percent through the most recent reporting period. Palm Harbor retail deliveries were down 36 percent as compared with the first quarter of fiscal 2009. The major portion of this decline continues to be from the key states of Florida, Arizona and California.

“While the sales environment has been extremely challenging, we were encouraged that our revenues were up 4.5 percent sequentially over the fourth quarter of fiscal 2009,” Keener continued. “We have also made considerable progress in reducing our operating costs and managing our business as efficiently as possible in this environment. Our selling, general and administrative expenses were down 15 percent from the previous quarter and we reduced our operating loss by over 47 percent. Our go forward operational breakeven level is now $200 million lower than 18 months ago with a $54 million total annual reduction in selling, general and administrative costs.

“As we focus on returning the Company to sustained profitability, we are aggressively pursuing key revenue growth initiatives. We are pleased with the initial response to our innovative “Flex” products, which allow many homes to be sold from one model. Not only does this product line offer more options to the homebuyer, it also provides us with greater manufacturing flexibility and reduces our inventory costs. We continue to expand our commercial and

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PHHM Reports First Quarter Fiscal 2010 Results

July 14, 2009

military modular business channels, which represent higher margin business than residential sales. We are the winning bidder of approximately $13.5 million in new government contracts for military installations to be completed in fiscal 2010. Our direct-to-consumer Internet sales continue to gain momentum as this marketing strategy is driving new customers to Palm Harbor and capturing more retail sales through a cost-effective channel. Finally, our financial services operations have remained a bright spot for Palm Harbor. Standard Casualty, our insurance subsidiary, and Country Place Mortgage, the Company’s mortgage lending subsidiary, both delivered a profitable performance in the first quarter of fiscal 2010. As a fully integrated company, having a profitable insurance and finance operation provides a distinct competitive advantage for Palm Harbor in today’s market,” Keener concluded.

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We continue to focus on cash generation and cash preservation in every area of our operations as managing our liquidity is a top priority for fiscal 2010. Our balance sheet reflected $22.3 million in cash and cash equivalents at the end of the first fiscal quarter, compared with $12.4 million at the end of fiscal 2009. For the first quarter of fiscal 2010, our selling, general and administrative costs were down 22 percent compared with a year ago. At the same time, we have reduced inventories and have continued to carefully manage our balance sheet during these unprecedented economic conditions,” added Tacke.

A conference call regarding this release is scheduled for Wednesday, July 15, 2009, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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PHHM Reports First Quarter Fiscal 2010 Results

July 14, 2009

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except per share data)

For the first quarter ended June 26, 2009 and June 27, 2008

	First Quarter Ended
	June 26, 2009	June 27, 2008 (1)
	(Unaudited)
Net sales	$82,421	$130,021
Cost of sales	63,097	98,064

Gross profit	19,324	31,957
Selling, general and administrative expenses	24,378	31,179

Income (loss) from operations	(5,054)	778

Interest expense	(4,964)	(4,879)
Gain on repurchase of convertible senior notes	—	3,037
Other income	228	581

Loss before income taxes	(9,790)	(483)
Income tax expense	(188)	(58)

Net loss	$(9,978)	$(541)

Loss per common share:
Basic and diluted	$(0.44)	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	22,875	22,852

(1)	The results for the first quarter of fiscal 2009 have been adjusted - see footnote below.

Condensed Balance Sheets

(Dollars in thousands)

June 26, 2009 and March 27, 2009

	June 26, 2009	March 27, 2009 (1)
	(Unaudited)
Assets
Cash and cash equivalents	$22,314	$12,374
Trade accounts receivables	24,908	23,458
Consumer loans receivable, net	188,908	191,597
Inventories	88,791	97,144
Property, plant and equipment, net	34,631	35,937
Other assets	45,191	51,172

Total Assets	$404,743	$411,682

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$75,339	$64,836
Floor plan payable	43,436	49,401
Convertible debt	48,528	47,939
Warehouse revolving debt	4,799	3,589
Securitized financings	135,121	140,283
Shareholders’ equity	97,520	105,634

Total Liabilities and Shareholders’ Equity	$404,743	$411,682

(1)	Included in the Company’s first quarter results for fiscal 2010 and 2009 is the impact of approximately $589,000 and $800,000, respectively, of non-cash interest expense related to the adoption of FASB Staff Position APB 14-1’ “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” or FASB APB 14-1. This additional non-cash interest expense represents the amortization of a debt discount recorded against the Company’s convertible debt as required under FASB APB 14-1.

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PALM HARBOR HOMES, INC.

Quick Facts

	First Quarter Ended
	June 26, 2009	June 27, 2008
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	86	87
Added	—	—
Closed	(5)	—

Ending	81	87

Factory-built homes sold through:
Company-owned sales centers and builder locations	580	909
Independent dealers, builders and developers	149	284

Total factory-built homes sold	729	1,193

Factory-built homes sold as:
Single-section	134	197
Multi-section	422	715
Modular	173	281

Total factory-built homes sold	729	1,193

Commercial buildings:
Number of commercial buildings sold	29	26

Net sales from commercial buildings sold (in 000’s)	$7,910	$9,215

Average sales prices:
Manufactured housing – retail	$70,000	$76,000
Manufactured housing – wholesale	$56,000	$50,000
Modular housing – consumer	$169,000	$172,000
Modular housing – builder and developer	$75,000	$79,000

Homes produced	656	1,020
Internalization rate (residential manufactured and modular)	74%	69%

FINANCIAL SERVICES:
CPM loan originations	62	117

Insurance penetration:
Warranty	90%	93%
Physical damage	70%	69%

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